PURCHASE AND SALE AGREEMENT

(along with any Rider or Addendum attached hereto, the “Agreement”)

For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a)   “Assets” means collectively the Property, the land, buildings, improvements, site improvements, furniture, fixtures and equipment (“FF&E”), furnishings, appliances, machinery, maintenance records, operating manuals, warranties, permits and licenses that run with the land, transferable service and maintenance agreements relating solely to the ownership, maintenance, repair, or operation of the Property, and such other tangible personal property specifically identified on Exhibit A attached hereto. Notwithstanding anything contained herein to the contrary, the Assets shall not include any goodwill, going concern value, customer relationships, customer lists, contact information, marketing data, mailing lists, demographic information, intellectual property, trade names, trademarks, service marks, websites, domain names, social media accounts, telephone numbers, reservation systems, management agreements, employee arrangements, accounts receivable, cash, bank accounts, or any other intangible assets associated with the operation of a hospitality business.

(b)     “Buyer” means Stewards Real Estate, LLC., a Florida corporation, or its affiliates with an address of 4300 N. University Drive, Suite D-105, Lauderhill, Florida 33351.

(c)      “Closing” or “Closing Date” means the date on which the deed, bill of sale, assignments, and other closing documents are delivered and the balance of the Purchase Price is paid, which shall occur on July 1, 2026, or sooner by mutual written agreement of the parties). It is agreed that time is of the essence of this Agreement, including but not limited as to any amendment, extension, or modifications of any Closing date, time for performance, contingency, or any other deadline set forth in this Agreement, even if not specifically so referenced in said instrument. Neither the SELLER, nor SELLER’s agents or attorney shall be required to attend the Closing but do agree to facilitate the transaction and ensure that the original signed deed, power of attorney, and other customary documents are delivered to the closing attorney at or prior to Closing.

(d)     “Deposit” means the total earnest money deposit of One Million Dollars ($1,000,000.00), paid as follows: (i) Ten Thousand Dollars ($10,000.00) already paid as the initial good-faith deposit;

(ii) an additional Nine Hundred Ninety Thousand Dollars ($990,000.00) due upon execution of this Agreement (bringing the total to One Million Dollars ($1,000,000.00)). The Deposit shall be applied against the Purchase Price at Closing.

(e)      “Due Diligence Period” means the period of sixty (60) days commencing on March 13, 2026 and ending on May 12, 2026, during which Buyer conducted comprehensive due diligence investigations (including, without limitation, appraisal, title examination, physical/structural/environmental inspections, zoning and permitting review, survey, septic inspection, review of property level operating records, permits, licenses, maintenance records, vendor agreements, and other information relating to the ownership and operation of the Property.). Buyer acknowledges that the Due Diligence Period has expired as of the time of signing of this Agreement, and Buyer is fully satisfied with same.

(f)      “FF&E” means all furniture, fixtures, equipment, furnishings, machinery, appliances, and other tangible personal property located at the Property and owned by Seller as of the Closing Date, as more particularly described on Exhibit A

(g)     “Property” or “Premises” means the real property located at 196 Shore Road, Chatham, Massachusetts 02633, together with all buildings, structures, improvements, easements, appurtenances, site improvements, and tangible personal property expressly included in this Agreement. The Property shall not include any goodwill, trade names, intellectual property, customer relationships, marketing data, business records, reservation systems, websites, or other intangible assets except as expressly set forth herein.

(h)     “Purchase Price” means Twenty Million and 00/100 Dollars ($20,000,000.00), payable in cash at Closing, subject to customary prorations and adjustments.

(i)       “Seller” means John E. Swenson Co., Inc. (or its affiliates).

1                            Parties: SELLER agrees to SELL and BUYER, agrees to BUY, the Property upon the terms hereinafter set forth:

2                            Description: The Property is more particularly described by the deed recorded with the Barnstable County Registry of Deeds in Book No.1059, Page No. 285.

3                            Buildings, Structures, Improvements, Fixtures and Personal Property: Included in the sale are the real property, all buildings, structures, improvements, site improvements, FF&E, and other tangible personal property located on or used in connection with the ownership, maintenance, and operation of the Property, as more particularly described in Exhibit A and the definition of "Property" set forth herein. Notwithstanding anything contained herein to the contrary, the sale shall not include any goodwill, going concern value, trade names, trademarks, service marks, intellectual property, customer lists, marketing data, reservation systems, websites, telephone numbers, business records, employee arrangements, management contracts, or other intangible assets associated with any hospitality business conducted at the Property, except for permits, licenses, warranties, and other rights that run with the land or are necessary for the ownership and operation of the Property. SELLER shall, at Closing, deliver to BUYER all existing keys, access devices, garage door openers, security codes, operating manuals, maintenance records, warranties, and other documents relating to the ownership, maintenance, and operation of the Property.

4                            Title Deed: Said Premises are to be conveyed by a good and sufficient quitclaim deed together with a bill of sale conveying the FF&E and other tangible personal property expressly included in this Agreement, running to the BUYER, or to a nominee designated by the BUYER by written notice to the SELLER at least seven days before the deed is to be delivered as herein provided, and said deed shall convey a good and clear record and marketable title thereto, free from encumbrances, except

5                            Provisions of existing building, zoning and coastal laws;

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6                            Such taxes for the then current year as are not due and payable on the date of the delivery of such deed;

7                            Any liens for municipal betterments assessed after the date of the Closing; and

8                            Those permitted encumbrances set forth in Exhibit C hereto.

9                            Plans: If said deed refers to a plan necessary to be recorded therewith the SELLER shall deliver such plan with the deed in form adequate for recording or registration.

10                        Registered Title: In addition to the foregoing, if the title to said Premises is registered, said deed shall be in form sufficient to entitle the BUYER to a Certificate of Title of said Premises, and the SELLER shall deliver with said deed all instruments, if any, necessary to enable the BUYER to obtain such Certificate of Title.

11                        Purchase Price and Deposit: The Purchase Price is $20,000,000.00. The Deposit shall be paid in accordance with the schedule set forth in Section 0.4 above and held by Gilmartin Magence LLP as escrow agent in a segregated non-interest bearing FDIC-insured account. The balance of the Purchase Price ($19,000,000.00 less the Deposit and plus/minus prorations) shall be paid at Closing by wire transfer to an account designated by SELLER.

12                        Time for Performance: Closing shall occur on the Closing Date as defined in Section 0.3 above. Time is of the essence of this Agreement and shall remain of the essence regardless of any amendment, modification, or extension of time. Closing shall be held at the office of Buyer’s lender’s counsel(or such other location as may be mutually agreed upon by the parties in writing). Seller and Seller’s attorney need not physically attend the Closing; Seller agrees to deliver all closing documents (including the deed, bill of sale, and assignments) to

Buyer’s attorney via recognized overnight delivery service in advance of Closing. Seller’s net proceeds shall be held in escrow by Seller’s attorney until the deed and other closing documents are in fact recorded with the Barnstable County Registry of Deeds. Buyer agrees to use reasonable efforts to cause the deed to be recorded promptly and in any event no later than noon on the next business day following Closing.

13                        Possession and Condition of Premises: Full possession of the Premises free of all tenants and occupants (except short-term hospitality guests occupying the Property pursuant to prepaid occupancy arrangements relating to periods after Closing), is to be delivered at Closing, said Premises to be then (a) in the same condition as they were at May 13, 2026, reasonable use and wear thereof excepted, (b) not in record violation of said building laws according to the records of the municipality occurring subsequent to the expiration of the Due Diligence Period (except for valid, nonconforming improvements), (c) in compliance with provisions of any instrument referred to in clause 4 hereof, and (d) in compliance and conformity with all terms and provisions of this Agreement. The BUYER shall be entitled personally to inspect said Premises prior to Closing. Pending Closing, SELLER shall maintain the Property in substantially the same physical condition as existed on May 13, 2026, maintain insurance coverage, comply with applicable laws affecting the Property, make no material alterations to the Property, and not enter into any material agreements affecting title to, ownership of, or operation of the Property without BUYER’s prior written consent, which consent shall not be unreasonably withheld.

14                        Extension To Perfect Title To Make Premises Conform: If the SELLER shall be unable to give title or to make conveyance, or to deliver possession of the Premises, all as

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herein stipulated, or if at the time of the delivery of the deed the Premises do not conform with the provisions hereof, then SELLER shall use reasonable efforts to remove any defects in title, or to deliver possession as provided herein, or to make the said Premises conform to the provisions hereof, as the case may be, in which event the time for performance hereof shall be extended for a period not to exceed thirty calendar days. SELLER’s reasonable efforts shall not exceed one half of one percent (0.5%) of the Purchase Price ($100,000), only for matters occurring subsequent to the expiration of the Due Diligence Period and exclusive of the actual cost to discharge voluntary liens of record, pay final utility bills, real and personal property taxes, and deed excise stamps.

15                        Failure to Perfect Title or Make Premises Conform: If at the expiration of the extended time, SELLER shall have failed to so remove any defects in title, deliver possession, or make the Premises conform, as the case may be, all as herein agreed, or if at any time during the period of this agreement or any extension thereof, the holder of a mortgage on said Premises shall refuse to permit the insurance proceeds, if any, to be used for such purposes, then any payments made under this agreement shall be forthwith refunded and all other obligations of the parties hereto shall cease and this agreement shall be void and without recourse to the parties hereto.

16                        Buyer’s Election to Accept Title: The BUYER shall have the election, at either the original or any extended time for performance, to accept such title as the SELLER can deliver to the said Premises in their then condition and to pay therefore the purchase price without deduction, in which case the SELLER shall convey such title.

17                        Acceptance of Deed: The acceptance and recording of a deed by the BUYER or his nominee as the case may be, shall be deemed to be a full performance and discharge of every agreement and obligation herein contained or expressed, except such as are, by the terms hereof, to be performed after the delivery of said deed.

18                        Use of Money to Clear Title: To enable the SELLER to make conveyance as herein provided, the SELLER shall, at the time of delivery of the deed, use the purchase money or any portion thereof to clear the title of any or all encumbrances or interests, provided that all instruments so procured are recorded simultaneously with the delivery of said deed or, in the case of institutional mortgages given by the SELLER and paid in full at Closing using sale proceeds (pursuant to written payoff letter(s) reasonably acceptable to the BUYER’s title insurance underwriter), arrangements for subsequent recording are made in accordance with customary conveyancing practice(s).

19                        Insurance: Until the delivery of the deed, the SELLER shall maintain insurance on said Premises as presently insured. All risk of loss shall remain with SELLER until the deed is recorded.

20                        Adjustments: Water use charges and real estate taxes for the then current fiscal year shall be apportioned and fuel value (if any) (based upon written reading and receipt from SELLER’s fuel company) and propane (if any) (based upon current receipt and reading from SELLER’s propane provider) shall be adjusted, as of the day of performance of this Agreement and the net amount thereof shall be added to or deducted from, as the case may be, the purchase price payable by the BUYER at the time of delivery of the deed.

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21                        Adjustment of Unassessed and Abated Taxes: If the amount of said taxes is not known at the time of delivery of the deed, they shall be apportioned on the basis of the taxes assessed for the preceding fiscal year, with a reapportionment as soon as the new tax rate and valuation can be ascertained; and, if the taxes which are to be apportioned shall thereafter be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall be apportioned between the parties, provided that neither party shall be obligated to institute or prosecute proceedings for an abatement unless herein otherwise agreed.

22                        Broker’s Fee: The Seller and Buyer acknowledge that a total fee for professional services shall be paid by the Seller to Related Beal Sales LLC, the “Listing Broker” at the time for performance, pursuant to a separate agreement between Seller and the Listing Broker. Buyer represents and warrants to Seller that Buyer has not engaged, dealt with, or agreed to pay any real estate broker, finder, or other person in connection with the purchase of the Property. Buyer agrees to indemnify, defend, and hold Seller harmless from any claims, damages, costs, or expenses (including reasonable attorney’s fees) arising from any breach of this representation. In the event of a conflict between the terms of this Agreement and a prior fee agreement with the Listing Broker, the terms of the prior fee agreement shall control unless the Seller and the Listing Broker have expressly agreed to a change in writing. The Buyer further represents and warrants that there is no other broker with whom the Buyer has dealt in connection with the purchase of the Property. The Buyer and Seller acknowledge receipt of a notice from the Listing Broker, pursuant to 254 CMR 3.0(13), regarding any agency relationship of the Listing Broker with the Buyer and/or the Seller. By execution of this Agreement, Buyer and Seller hereby authorize the release of the signed Settlement Statement to the broker named herein.

23                        Broker’s Warranty: The Listing Broker named herein warrants that it is duly licensed as such by the Commonwealth of Massachusetts. Buyer warrants that it has not dealt with any other broker. Neither party hereto knows of any other broker who has claimed or may have the right to claim a commission with respect to this Purchase and Sale Agreement.

24                        Deposit: All deposits made hereunder shall be held in a non-interest bearing FDIC-insured account Gilmartin Magence LLP as escrow agent subject to the terms of this agreement and shall be duly accounted for at the time for performance of this agreement. In the event of any disagreement between the parties, the escrow agent shall retain all deposits made under this agreement pending mutual written instructions given by the SELLER and the BUYER or pursuant to a final order by a court of competent jurisdiction. The delivery, acceptance and recording of the deed shall in all cases constitute the Parties’ joint authorization for the release of all deposits held hereunder and all other disbursements to be made in accordance with and as outlined on the HUD/Closing Disclosure/ALTA Settlement Statement or similar closing statement signed by the Parties pursuant to this Agreement.

25                        Buyer’s Default; Damages: If the BUYER shall fail to fulfill the BUYER’s agreements herein, all deposits made hereunder by the BUYER shall be retained by the SELLER as liquidated damages which shall be SELLER’s sole remedy both at law and in equity. The parties acknowledge and agree that SELLER has no adequate remedy in the event of BUYER’s default under this Agreement because it is impossible to compute exactly the damages which would accrue to SELLER in such event. Therefore, the parties have taken these facts into account in setting the full deposit hereunder as liquidated damages and hereby agree that: (a) the liquidated damages set forth herein are the best estimate of the damages which would accrue to SELLER in the event of BUYER’s default hereunder; (b) said deposit represents liquidated

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damages and not a penalty against BUYER; and (c) the parties have had the benefit of counsel with regards to the provisions of this Section.

26                        Release of Homestead: N/A

27                        Broker as Party: The Broker(s) named herein join(s) in this agreement and becomes a party hereto, insofar as any provisions of this agreement expressly apply to the Broker(s), and to any amendments or modifications of such provisions to which the Broker(s) agree(s) in writing. Brokers’ consent shall not be required except for changes to Paragraphs 18, 19, and 20.

28                        Liability of Trustee, Shareholder, Beneficiary, Etc.: If the SELLER or BUYER executes this agreement in a representative or fiduciary capacity, only the principal or the estate represented shall be bound, and neither the SELLER nor BUYER so executing, nor any shareholder or beneficiary of any trust, shall be personally liable for any obligation, express or implied, hereunder.

29                        Intentionally omitted.

30                        Construction of Agreement: This instrument, which may be executed in multiple counterparts, is to be construed as a Massachusetts contract, is to take effect as a sealed instrument, sets forth the entire contract between the parties, is binding upon and enures to the benefit of the parties hereto and their respective heirs, devisees, executors, administrators, successors and assigns, and may be canceled, modified or amended only by a written instrument executed by both the SELLER and the BUYER or their respective attorneys. If two or more persons are named herein as BUYER their obligations thereunder shall be joint and several. The captions and marginal notes are used only as a matter of convenience and are not to be considered a part of this agreement or to be used in determining the intent of the parties to it.

31                        Lead Paint Law: The parties acknowledge that the Property is a commercial hospitality facility and that the Massachusetts Lead Paint Law (M.G.L. c. 111, §§ 197–199) does not apply to this transaction in the same manner as it does to owner-occupied residential dwellings. Buyer acknowledges receipt of the Department of Public Health Property Transfer Notification (if applicable) and has had the opportunity to conduct its own environmental and physical inspections of the Property during the Due Diligence Period. Seller makes no representations or warranties regarding the presence or absence of lead-based paint except as expressly required by law.

32                        Smoke and Carbon Monoxide Detectors: N/A

33                        Possession and Condition of Premises: SELLER agrees that at the date of the delivery of the deed, the Premises, shall be delivered to BUYER in a “Broom Clean” condition and free of all personal property, personal effects and debris (except for those items being conveyed with the Premises as provided in this Agreement).

34                        Buyer Access to Premises: SELLER hereby agrees that BUYER and BUYER’s representatives shall have the right to enter the Premises at reasonable times and with reasonable notice to take measurements and to show the Premises to contractors, architects and lenders from date of Agreement up to and including the date for delivery of deed. Said right of access shall be exercised only in the presence of SELLER, or the SELLER’s Broker named herein, and only after reasonable prior notice to the SELLER and with SELLER’s prior consent. In any event, it is agreed that notice forty-eight (48) hours in advance shall be deemed to be “reasonable prior

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notice” pursuant to this paragraph. Under no such circumstance shall the BUYER or any agent of the BUYER be allowed to make any sort of alteration to the Premises during their access. BUYER hereby indemnifies and agrees to hold harmless the SELLER from any and all damage to the Premises and claims for injury to BUYER or BUYER’s representatives, contractors, architects, lenders and other invitees. This indemnity shall survive the Closing and the delivery and the recording of the deed hereunder, or termination of this Agreement, as the case may be.

35                        Notice: All notices permitted or required to be given hereunder (other than any notice indicating the time for access to the Premises) shall be in writing and shall be hand delivered, sent by prepaid certified or registered mail, return receipt requested, delivered by recognized overnight/express carrier, or by facsimile transmission or electronic mail (with proof of transmission) to the following addresses:

(a)    If to Seller

Shannon N. Moore, Esq. Gilmartin Magence LLP 376 Boylston Street, 6th Floor Boston, MA 02116 Phone: 617-XXX-XXXX

Fax: 617-375-5700

xxxx@xxxxx.com

(a)   If to Buyer

Scott Doney The Doney Law Firm

3651 Lindell Rd, Ste D121 Las Vegas, NV 89103 Phone: 702-XXX-XXXX

xxxx@xxxxxx.com

or to such other address or addresses as may from time to time be designated by either party by written notice to the other.

36                        Execution of Documents: SELLER agrees to furnish the BUYER, at the time of the delivery of the deed, executed affidavits and indemnifications regarding mechanic’s and materialmen’s liens sufficient to eliminate any title insurance exceptions for these matters, and, provided however, that such documents do not impose any liability or indemnity upon the SELLER, or in the opinion of SELLER’s counsel are unreasonable or unnecessary to provide the BUYER with a policy of title insurance and/or a mortgage loan, if applicable. SELLER shall not be required to execute any survey/title insurance owner’s affidavit or similar affidavit containing warranties and representations about the Premises or any document that makes any representation as to boundaries, title, encroachments, or compliance with zoning, building or other laws, nor shall SELLER sign any documents which creates a post-closing liability for SELLER or SELLER’S attorney other than those contained in a standard mechanic’s lien, lead paint, smoke/CO affidavit and 1099 reporting form.

37                        SELLER warrants and represents that: (a) neither SELLER nor any of SELLER’s beneficial interest holders is a "foreign person" as defined by Internal Revenue Code (“IRC”) section 1445 or as amended; (b) SELLER's United States taxpayer identification number shall be supplied at Closing; (c) SELLER will execute, at Closing, an affidavit or certificate in

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compliance with IRC section 1445(b)(2) and the applicable regulations thereunder and in compliance with the requirements of BUYER's title insurer, the provisions of this paragraph to survive the delivery of the SELLER'S deed hereunder. SELLER also agrees to execute, at Closing, any documents necessary or appropriate in order for the appropriate form 1099-S to be prepared.

38                        Massachusetts Non-Resident Withholding: Seller acknowledges that the Regulation imposes a withholding obligation in connection with certain transfers of Massachusetts real property by nonresidents. To the extent applicable at the time of Closing, Seller shall provide such Transferor Certification (and any necessary supporting documentation) evidencing that the Seller is exempt from the withholding requirement. If the Seller is a non- resident and the Gross Sale Price exceeds One Million and 00/100 Dollars ($1,000,000.00), , then the Withholding shall be deducted from Seller’s proceeds at Closing and the Closing Attorney shall comply with the Regulation, including remitting the Withholding to the Massachusetts Department Of Revenue (“MA DOR”) within ten (10) days after Closing, unless an exemption applies. Seller agrees to cooperate fully with the Closing Attorney in facilitating the withholding and remittance of any amounts required. The Closing Attorney shall be responsible for collecting the Withholding on the Closing Disclosure/HUD-1/Settlement Statement, remitting payment to and complying with the requirements of the MA DOR. Each named Seller hereby forever releases, indemnifies, discharges, and holds the Closing Attorney, Buyer’s Attorney, and the Buyer harmless from any and all liability, claims, expenses, fees, taxes and the like resulting from, or arising out of: (i) the Seller’s failure to complete the Transferor Certification and/or the Seller providing false and/or misleading information on the Transferor Certification, and/or (ii) the Closing Attorney’s good faith compliance with the requirements of the Regulation (including, without limitation, Closing Attorney’s reliance on the Transferor Certification and any submitted supporting documentation). The Seller agrees to pay the Closing Attorney at Closing a $375.00 administrative fee for each Seller tax identification number requiring a filing with the MA DOR hereunder. The provisions of this paragraph shall survive the Closing, delivery and the recording of the deed.

39                        Mortgages on Property: SELLER hereby authorizes that at Closing the BUYER, BUYER’S attorney, Mortgagee or Counsel for the Mortgagee to pay off, in full, any and all equity mortgages, or other mortgages relating to said real estate. SELLER shall promptly execute any request for a mortgage payoff statement as may be reasonably necessary.

40                        Limited Power of Attorney for Extensions: SELLER and BUYER hereby appoint their respective attorneys as attorneys in fact for the limited purpose of signing any extensions or amendments to this Purchase and Sale Agreement. This Power of Attorney shall not be affected by the subsequent disability or incapacity of the principal.

41                        Effect of this Contract: The execution of this Purchase and Sale Agreement and Rider/Addendum shall be considered the entire contract between the Parties and any and all memoranda or agreements between the parties, including prior letters of intent, are hereby superseded and shall have no further force and effect.

42                        Warranties & Manuals: At the Closing, SELLER shall be deemed to have assigned to BUYER (non-recourse to SELLER), if assignable at no additional cost to SELLER, any and all service contracts, warranties, guarantees, maintenance agreements, service agreements, and other contracts relating solely to the ownership, maintenance, repair, or

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operation of the Property and the FF&E included in the transaction. Refer to Exhibit B. No management agreements, customer agreements, reservation agreements, marketing agreements, franchise agreements, or other contracts relating to the operation of any hospitality business shall be assigned pursuant to this Section. SELLER will also provide BUYER, upon recording of the deed, with all keys, automatic garage door openers, if any, and with all manuals and other information in SELLER’s possession and/or control regarding any and all systems, fixtures, equipment and appliances used in connection with the Premises. It is understood that SELLER will provide the manuals and other documentation as an accommodation to BUYER, and it is not a condition of Closing.

43                        Original Signature for Deed: SELLER’S deed shall be executed personally by SELLER (rather than under a Power of Attorney.)

44                        Interim Facsimile or Electronic Signatures: To the extent allowed by law, facsimile and/or electronically transmitted signatures on this Agreement and any subsequent amendments shall have the effect as delivery of signed originals, provided however that no party shall avoid any obligation hereunder by failing to provide such original signature.

45                        Errors and Omissions: If any scrivener’s errors are made or errors or omissions are found to have occurred in any calculations or figures used in the settlement statement to be signed by the parties, or would have been included if not for such error or omission, and notice is given thereof to the party to be charged within sixty (60) days of Closing, then such party agrees to make a payment to correct such error or omission, unless the adjustment is disputed in good faith by the other party with the grounds for such dispute stated in reasonable detail in such writing, in which event the parties shall in good faith use reasonable efforts to resolve such dispute. . The parties agree to execute documents reasonably necessary to carry out the provisions of this section and correct any such scrivener’s or mathematical errors or omissions. The provisions of this paragraph shall survive the Closing and the delivery and the recording of the deed hereunder for sixty (60) calendar days

46                        The brokers named herein warrant that the brokers are duly licensed as such by the Commonwealth of Massachusetts. Neither party hereto knows of any other broker who has claimed or may have the right to claim a commission with respect to this Purchase and Sale Agreement. BUYER represents and warrants to SELLER and SELLER represents and warrants to BUYER that neither has dealt with any broker or other person entitled to a broker's commission in connection with the negotiation or execution of this Agreement or the consummation of the transaction contemplated hereby except the Broker(s) listed herein, and each agrees to hold the other harmless and indemnify the other against all damages, claims, losses and liabilities, including legal fees, incurred by the other, arising out of or resulting from the failure of its representation and warranty. The provisions of this Section shall survive delivery of the deed hereunder.

47                        Realtor/Broker License Disclosure:

Seller Agent Buyer Agent Name: Michael Tammaro N/A MA License Number: 9061126

Company Name: Related Beal Sales LLC

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Phone Number: 617-XXX-XXXX

Email Address: xxxxx@xxxxx.com

48                        BUYER represents and agrees that BUYER has been provided ample opportunity to conduct any and all due diligence and inspections of the Premises (either independently or through agents of the BUYER’s choice); that the SELLER has no responsibility for any failure by the BUYER to fully exercise such inspection rights, including without limitation, all improvements thereon, and any and all component parts thereof, mechanical, structural, groundwater tables, utility systems, pest, termite, lead paint, asbestos, radon, mold and any hazardous chemicals, materials or substances and any and all appliances and personal property being conveyed with the Premises as provided in this Agreement, and any and all building and zoning requirements, and that BUYER accepts the results of same, the condition of the Premises, and accepts the Premises "AS IS" (as of the expiration of the Due Diligence Period, reasonable use and wear thereof excepted, and is not relying upon any representations of the SELLER or SELLER’s agents in connection with same (structural or otherwise) and in connection with BUYER’s decision to purchase the Premises (other than those expressly set forth in this Agreement), including, without limitation, as to the character, quality, use, value, quantity or condition of the Premises, except as expressly set forth in this Agreement. BUYER further represents and agrees that the existence of any matter or condition revealed by, or which could have been revealed by such inspections shall not be deemed to be a default by SELLER under this Agreement. Any statements which may have previously been made by the SELLER, including without limitation in any realtor’s/broker’s questionnaire or so-called “Seller’s Disclosure Statement” or property listing information, if any, are specifically hereby voided and are superseded by this Agreement. BUYER acknowledges and agrees that SELLER shall have no obligation to repair any defect existing on the date of this Agreement. Without intending to limit the generality of the foregoing, SELLER does not warrant or represent that the Premises complies with current municipal, county, state or federal codes, ordinances, statutes, laws, regulations or the like, relating to zoning, building, environmental, health or any involving the maintenance, operation or condition of the Premises. BUYER hereby agrees that SELLER shall have no responsibility or liability for complying with any codes, ordinances, statutes, laws, regulations or the like, including without limitation, those which relate to zoning, building, lead paint, asbestos, radon, mold, hazardous chemicals, materials, or substances or any requirements that SELLER remove any or all of the same, BUYER hereby assuming any and all such responsibility and liability after the deed is recorded. SELLER makes no representations concerning the accuracy of any information provided by the realtor(s) or broker(s) unless expressly set forth in this Agreement. The Closing of this transaction, and the acceptance and the recording of the deed by the BUYER, shall constitute acknowledgement that the Premises and the appliances and the systems contained therein are acceptable and that the quality of the title delivered is acceptable, and that the SELLER shall have no further obligations or responsibilities for the conditions of the Premises or the title thereof, and that the BUYER releases SELLER from any liability in any way related to the condition of the Premises and title thereof after the acceptance and the recording of the deed by the BUYER. BUYER further acknowledges and agrees that this provision has been specifically negotiated between SELLER and BUYER, that BUYER has been represented by counsel in said negotiation, and that SELLER would not enter into this Agreement but for the inclusion of this acknowledgement and disclaimer herein. The provisions of this paragraph shall survive the Closing and the delivery and the recording of the deed hereunder.

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49                        INTENTIONALLY OMITTED.

50                        No recording: If the Buyer either makes an assignment of its rights under this Agreement or records a copy of this Agreement with the Registry of Deeds, the Seller may at its option declare the Seller's obligations hereunder null and void and deem the Buyer in default of his or her obligations hereunder whereupon all deposits hereunder shall be paid to the SELLER and shall become the SELLER’s property and this Agreement shall terminate without further recourse to the Parties hereto. The designation of a merely title nominee pursuant to clause 4 of the agreement shall not be deemed an assignment by the Buyer within the meaning of this clause.

Notwithstanding the foregoing, any assignment expressly permitted under Section A.12 shall not constitute a default.

51                        Seller’s Statements and Representations: All of the Seller’s statements and representations in this Agreement or any rider/addendum are made to the Seller’s actual knowledge and without conducting any independent investigation or inquiry. No statement, representation, covenant or warranty shall survive the delivery of the deed unless expressly stated in this Agreement or in a separate instrument or agreement signed by the Seller. Nothing contained in this Agreement shall require Seller to take additional actions or make further inquiry with regard to any matter in this Agreement. No such statement, representation, covenant or warranty shall constitute a statement, representation, covenant or warranty against the future occurrence of such matter. The provisions of this paragraph shall survive delivery and recording of the deed or the termination of this Agreement.

52                        Septic Inspection: Buyer acknowledges that the septic system serving the Premises has failed inspection in accordance with Title V of the Massachusetts Environmental Code (310 CMR 15.000. as amended) (“Title V”), and BUYER hereby agrees to accept and assume all obligations related to Title V. SELLER shall have no obligation or liability to make any repairs or changes to the failed septic system serving the Premises in advance of Closing. The provisions of this paragraph shall survive delivery of the deed. SELLER shall have no obligation to deliver a certificate of compliance for the order of conditions affecting the Premises recorded with Barnstable Registry of Deeds at Book 37456, Page 194 insofar as it relates to the septic system. BUYER hereby indemnifies and hold the SELLER harmless for any and all losses, damages, claims, and the like, for failure to comply with the provisions of Title V. The provisions of this paragraph shall survive delivery of the deed.

53                        SELLER will promptly notify BUYER of any material adverse change in facts of which SELLER receives written notice of (without SELLER having a duty to conduct any ongoing or proactive independent investigation or inquiry) which arise prior to the Closing which would make such representation materially and adversely untrue if such state of facts had existed on the date of execution of this Agreement and which material change of facts would have caused a reasonable person exercising reasonable judgment to decline to execute this Agreement ab initio had such changed state of facts been known at the time this Agreement is executed, and unless SELLER shall rectify the cause of such material adverse change by the original or extended time for Closing hereunder, BUYER shall have the option of canceling this Agreement by notifying the SELLER thereof in writing in which event all deposits made by the BUYER hereunder shall be forthwith refunded to BUYER and this Agreement shall be null and void and without recourse to the Parties hereto.

54                        Natural Resource Nitrogen Sensitive Area. See Addendum A attached hereto.

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Executed as a sealed document this day of June 3 , 2026. SELLER: BUYER:

SELLER:	BUYER:
By: /s/ Peter Swenson	By: /s/ Shaun Quin
Name: Peter E. Swenson	Name: Shaun Quin
Title: President	Title: President
Date: 6/5/2026	Date: 6/4/2026

By: /s/ Peter Swenson
Name: Peter E. Swenson
Title: Treasurer
Date: 6/5/2026

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ADDENDUM A TO PURCHASE AND SALE AGREEMENT DATED June 3, 2026 BETWEEN

STEWARDS REAL ESTATE, LLC, as BUYER AND

JOHN E. SWENSON CO., INC, as SELLER FOR ASSETS KNOWN AS

"THE HAWTHORNE (herein the “Assets”)

LOCATED AT 196 Shore Road, Chatham, Massachusetts 02633 (herein the “Premises)”.

A.1                    Description of Assets to be Purchased.

(a)                      Seller agrees to sell and Buyer agrees to purchase Seller’s right, title and interest in and to the Property, together with the land, buildings, improvements, site improvements, FF&E, equipment, furnishings, maintenance records, operating manuals, warranties, permits and licenses that run with the land, and other tangible assets identified on Exhibit A attached hereto. Notwithstanding anything contained herein to the contrary, the assets being conveyed shall not include any goodwill, going concern value, customer relationships, customer lists, contact information, marketing data, mailing lists, demographic information, intellectual property, trade names, trademarks, service marks, websites, domain names, social media accounts, telephone numbers, reservation systems, management agreements, employee arrangements, or any other intangible assets associated with the operation of a hospitality business. Seller shall retain all cash, bank accounts, accounts receivable, trade receivables, customer databases, business records not relating to the ownership and maintenance of the Property, and all other excluded assets.

Notwithstanding the exclusion of goodwill, customer relationships, customer lists, reservation systems, and other hospitality business assets, Seller shall transfer to Buyer at Closing all advance guest deposits, reservation deposits, prepaid occupancy charges, and similar amounts received by Seller solely with respect to guest stays or occupancy periods occurring after the Closing Date. Such amounts shall be treated as prepaid occupancy liabilities and shall be credited to Buyer at Closing through the settlement statement.

Buyer shall assume responsibility for providing lodging accommodations for occupancy periods occurring after the Closing Date. The transfer of such deposits and the assumption of such obligations are intended solely to allocate prepaid occupancy revenues and related liabilities between the parties and shall not constitute the transfer of goodwill, customer relationships, customer lists, reservation systems, marketing assets, or any other intangible assets associated with the operation of a hospitality business.

(b)                      Seller shall remain solely responsible for all liabilities, obligations, claims, debts, and commitments of Seller arising prior to Closing, whether known or unknown, fixed or contingent. Buyer shall not assume any liabilities of Seller except those expressly set forth in this Agreement. Seller shall indemnify and hold Buyer harmless from any liability or expense arising from Seller’s breach of this obligation following Closing. Seller shall satisfy all claims of all of Seller's creditors as set forth in said list of creditors prior to or at the time of the Closing, it being specifically agreed that Buyer shall not assume any of Seller's liabilities. Seller shall indemnify and hold Buyer harmless from any liability or expense arising from Seller's breach of this obligation following Closing. In furtherance of the foregoing but not in limitation thereof it is acknowledged by the parties hereto that:

i.    Buyer is not assuming any tax liabilities of Seller arising from this sale;

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ii. Buyer is not assuming any of Seller's legal, accounting, appraisal, brokerage or other costs relating to the negotiation and consummation of the transactions contemplated by this Agreement;

iii.                       Buyer is not assuming any of Seller’s liabilities regarding employees, including paid or non-paid sick days, insurance, wage claims, or any other claims or causes of action involving employer/employee issues.

Failure to specify any of the Assets in the foregoing sub-sections shall not affect or impair Seller's obligations to convey or Buyer's right to acquire the same hereunder.

A.2                    Conditions Precedent to Buyer's Obligation to Purchase.

In partial consideration of the Purchase Price to be paid by Buyer for the Assets, Buyer and Seller agree that Buyer's purchase is subject to and conditioned upon the occurrence of the following on or before the Closing:

(a)                      The delivery of appropriate instruments, including a Bill of Sale, Assignment and Assumption Agreement, and other conveyance documents, in form and substance reasonably satisfactory to counsel for Buyer, transferring and conveying to Buyer good and marketable title to the Property, FF&E, and other assets expressly included in this Agreement, free and clear of liens and encumbrances other than permitted exceptions. Said Warranty Bill of Sale shall be prepared by counsel for Buyer and delivered to Seller for execution at least five (5) business days in advance of Closing

(b)                      Delivery by Seller of a Waiver of the Massachusetts Corporate Excise Tax Lien and Certificate of Good Standing issued by the Massachusetts Dept. of Revenue, if applicable. If not applicable, Seller agrees to include a certification in the conveying deed to BUYER that the LLC has not opted to be treated as a corporation for the preceding tax year.

(c)                       Delivery by Seller of a Good Standing Certificate for John E. Swenson Co., Inc. Issued by the Massachusetts Secretary of State and dated within thirty (30) days of Closing.

(d)                      Seller shall indemnify and hold Buyer harmless from any liabilities, claims, obligations, losses, or expenses arising from the ownership, operation, maintenance, management, or use of the Property prior to Closing. This indemnification shall survive the Closing for a period of six (6) months.

(e)                       Intentionally Deleted.

(f)                        Final Walk-Through and Inspections. Buyer may, on the day of closing or any other time mutually agreeable to the parties, conduct a final walk-through inspection of the Premises to determine compliance with this Agreement and presence of all Assets to be conveyed under this Agreement. In the event of any such defects or non-compliance being found, Buyer and Seller shall negotiate in good faith the repair or cost adjustment to Purchase Price of same provided any such condition is reasonably acceptable to SELLER, to BUYER and to BUYER’S lender.

A.3                    Representations of Seller.

The Seller makes the following representations to the Buyer as of the date hereof as to the SELLER’s actual knowledge, without conducting any independent investigation or inquiry of any kind or nature (and no constructive or imputed knowledge shall be attributed to SELLER),

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and without creating a warranty of any kind and with such representations and statements being restricted and limited to the time of SELLER’S ownership of the Premises:

(a)                      The Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Seller will not, with or without the giving of notice and/or the passage of time, violate any provision of law applicable to Seller or conflict with, result in a violation of or a default under any other agreement or instrument to which Seller is a party or by which Seller, its assets or properties is or may be bound. No approval of any governmental authority or administrative agency is necessary to authorize the execution of this Agreement by Seller or the consummation of the transactions contemplated hereby. This Agreement is a valid and binding agreement of the Seller enforceable in accordance with its terms.

(b)                      The Seller has good and marketable title to the Assets free and clear of any third- party claims or will have as of the date of the Closing.

(c)                       Through the Closing Date, Seller shall maintain the Property, FF&E, and other tangible assets included in the transaction in substantially the same condition as exists on the date of this Agreement, reasonable wear and tear excepted. Seller shall maintain customary insurance coverage, shall not remove any material FF&E included in the transaction except for replacement in the ordinary course, and shall notify Buyer of any material casualty, condemnation, or material adverse condition affecting the Property or the Assets being conveyed.

(d)                      The consummation of this Agreement will not render the Seller insolvent.

(e)                       There are no judgments, liens, actions, proceedings, or governmental investigations pending or, to Seller’s actual knowledge, threatened against the Property, the Assets, or the Seller that would materially impair Seller’s ability to consummate the transactions contemplated by this Agreement. Seller has no actual knowledge of any basis for any litigation, proceeding, or governmental investigation relating to the Property, the Assets, or Seller that would materially and adversely affect the Property, the Assets, or Seller’s ability to perform its obligations under this Agreement. To Seller’s actual knowledge, Seller is in material compliance with all laws, regulations, permits, orders, and agreements applicable to the Property and the Assets. Seller has no actual knowledge of any material adverse condition affecting the Property or the Assets that has not been disclosed to Buyer. Except for accounts receivable and other excluded assets retained by Seller pursuant to this Agreement, Seller has no actual knowledge of any material claim or cause of action relating to the Property or the Assets.

(f)                        The Seller is not in default under any material agreement affecting title to, ownership of, or operation of the Property or the Assets being conveyed..

(g)                      No representation or warranty by Seller in this Agreement, nor any statement or certificate furnished or to be furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact.

(h)                      Since the date of the financial information provided to Buyer, there has been no material casualty, condemnation, or material adverse change affecting the Property or the Assets being conveyed, except as previously disclosed to Buyer.

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A.4                    Representations and Warranties of Buyer. The Buyer makes the following representations and warranties to the Seller as of the date hereof and also as of the date of Closing:

(a)                      Authorization, Compliance with Laws, Etc. The Buyer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer will not, with or without the giving of notice and/or the passage of time, violate any provision of law applicable to Buyer or conflict with, result in the breach or termination of any provision of any agreement or instrument to which Buyer is a party or by which Buyer, its assets or properties is or may be bound. No approval of any governmental authority or administrative agency is necessary to authorize the execution of this Agreement by Buyer or the consummation of the transactions contemplated hereby. This Agreement is a valid and binding agreement of the Buyer enforceable in accordance with its terms.

(b)                      There are no judgments, liens, actions, or proceedings pending or threatened against the Buyer that would impact the SELLER or BUYER’S obligations hereunder. Buyer has no knowledge or reasonable grounds to know of any basis for any litigation or proceeding against the Buyer or for any governmental investigation.

(c)                       The Buyer is not in default under any commitments, contracts, agreements, leases or other documents to which they are a party, and no event has occurred which, with the giving of notice or the lapse of time, or both, would constitute a default thereunder.

(d)                      No representation or warranty by Buyer in this Agreement, nor any statement or certificate furnished or to be furnished to Seller pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact.

A.5                    Closing.

Pursuant to Section 12 of the foregoing Purchase and Sale Agreement, the Closing shall be held on July 1, 2026 (the "Closing" or the "Closing Date"), at the offices of the Buyer’s bank counsel, at which time each of the parties shall execute and deliver all instruments reasonably necessary to consummate this Agreement. At Closing, Buyer shall acquire title to and possession of the Property, the FF&E, and the other assets expressly included in this Agreement. The Closing Date and/or place of Closing may be changed upon mutual written agreement of Seller and Buyer. It is agreed that time is of the essence of this Agreement, including but not limited as to any amendment, extension, or modifications of any Closing date, time for performance, contingency, or any other deadline set forth in this Agreement, even if not specifically so referenced in said instrument. Neither the SELLER, nor SELLER’s agents or attorney shall be required to attend the Closing but do agree to facilitate the transaction and ensure that the original signed deed, power of attorney, and other customary documents are delivered to the closing attorney at or prior to Closing.

A.6                    Contracts and Agreements.

Seller shall provide Buyer with a schedule of all written contracts, service agreements, maintenance agreements, warranties, permits, licenses, and other agreements relating solely to the ownership, maintenance, repair, operation, or use of the Property and the Assets being

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conveyed pursuant to this Agreement (the “Property Agreements”), which schedule shall be attached hereto as Exhibit B.

At Closing, Seller shall assign to Buyer only those Property Agreements that are expressly identified on Exhibit B and that are assignable without material cost or consent, or for which any required consent has been obtained. Notwithstanding anything herein to the contrary, Buyer shall not assume and Seller shall retain all customer contracts, reservation agreements, management agreements, employment agreements, marketing agreements, franchise agreements, accounts receivable, trade receivables, and any other agreements relating primarily to the operation of

Seller’s hospitality business rather than the ownership and operation of the Property.

A.7                    Termination of Agreement.

If this Agreement shall terminate by reason of Buyer's breach of this Agreement then Seller shall retain the Deposit as liquidated damages and otherwise all as consistent with Section 25 of the foregoing Purchase and Sale Agreement. If this Agreement shall terminate by reason of Seller's material breach of this Agreement, then Buyer shall have the option in BUYER’S sole discretion of:

(i) seeking specific performance of this Agreement or (ii) receiving a refund of the Buyer's Deposit, in which case this Agreement shall be null and void and of no further force and effect.

A.8                    Captions.

Captions and section headings used herein are for convenience only, and are not a part of this agreement, and shall not be used in construing it.

A.9                    Severability.

If any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement, and, to that extent, the provisions of this Agreement are intended to be and shall be deemed severable.

A.10                No Third-Party Beneficiary.

Nothing in this Agreement (whether expressed or implied) is intended to confer upon any person other than the parties and their respective successors and assigns, any rights or remedies under or by reason of this Agreement, nor is anything in this Agreement intended to relieve or discharge the liability of any party hereto, nor shall any provisions hereof give any person any right of subrogation against, or action over or against any party.

A.11                Expenses.

Each party hereto shall pay its own expenses incident to this Agreement and the transactions evidenced hereby, including, but not limited to, all fees of its legal counsel and accountants, whether or not such transactions shall be consummated.

A.12                Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto, their legal representatives, successors and assigns. The parties specifically acknowledge and agree that the Buyer shall have the right to assign its obligations under and the benefits of this Agreement to an entity to be formed and that, upon such assignment, the Seller shall look solely to such entity for

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performance under this Agreement remising, releasing and forever discharging the named Buyers individually from any liabilities with respect to this Agreement.

A.13                Governing Law.

This Agreement has been entered into and shall be construed and governed in accordance with the laws of the Commonwealth of Massachusetts. The parties hereto submit to the jurisdiction of the Courts of the Commonwealth of Massachusetts for all purposes with respect to this Agreement and expressly waive any and all objections each may have as to venue in such Courts.

A.14                Survival.

The representations, warranties, covenants, and indemnities expressly stated in this Agreement to survive Closing shall survive the Closing Date in accordance with their respective terms. Any representation, warranty, covenant, or indemnity not expressly stated to survive Closing shall terminate upon Closing and delivery of the deed.

A.15                Entire Agreement.

This Agreement and the other agreements contemplated hereby set forth the entire understanding of the parties and supersede all prior and contemporaneous agreements, undertakings or discussions, whether oral or written. This Agreement may not be changed except by a written document signed by both parties.

A.16                Confidentiality

All parties hereto, including their respective representatives agree that any information released or exchanged relative to this transaction prior to Closing shall be considered confidential information and shall be treated as same, and each party hereto including its representatives, shall not disclose said confidential information without the express written consent of all parties on the opposite side of the transaction contemplated herein.

A.17                Notwithstanding the exclusion of goodwill, customer relationships, customer lists, reservation systems, and other hospitality business assets, Seller shall transfer to Buyer at Closing all advance guest deposits, reservation deposits, prepaid occupancy charges, and similar amounts received by Seller solely with respect to guest stays or occupancy periods occurring after the Closing Date. Such amounts shall be treated as prepaid occupancy liabilities and shall be credited to Buyer at Closing through the settlement statement.

Buyer shall assume responsibility for providing lodging accommodations for occupancy periods occurring after the Closing Date. The transfer of such deposits and the assumption of such obligations are intended solely to allocate prepaid occupancy revenues and related liabilities between the parties and shall not constitute the transfer of goodwill, customer relationships, customer lists, reservation systems, marketing assets, or any other intangible assets associated with the operation of a hospitality business.

With respect to unused gift certificates issued by Seller, Seller shall credit Buyer at Closing in the following amounts: (i) 100% of the face value of gift certificates issued within two (2) years prior to the Closing Date; (ii) 50% of the face value of gift certificates issued between three

(3) and five (5) years prior to the Closing Date; and (iii) 0% of the face value of gift certificates issued more than five (5) years prior to the Closing Date. Buyer shall honor only those gift certificate obligations for which a corresponding credit is received at Closing.

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The transfer of gift certificate liabilities is intended solely as an adjustment of prepaid hospitality obligations and shall not constitute the transfer of customer relationships, goodwill, or other intangible assets.

IN WITNESS WHEREOF, the parties have signed this Agreement. SELLER – BUYER

SELLER:	BUYER:
By: /s/ Peter Swenson	By: /s/ Shaun Quin
Name: Peter E. Swenson	Name: Shaun Quin
Title: President	Title: President
Date: 6/5/2026	Date: 6/4/2026

By: /s/ Peter Swenson
Name: Peter E. Swenson
Title: Treasurer
Date: 6/5/2026

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Exhibit A – List of Assets

Inventory for Hawthorne

Motel rooms - Efficiencies

#1 all beds are on platforms Hair dryer

2 twin beds with white wood headboards Bureau 6 drawer white 53 x 18” 26” flat screen tv on dresser

1 blue and white ceramic lamp with shade on bureau

2 nautical pictures 12” x 18”

4 pillows

2 folding chairs Ironing board and iron

Kitchen table 30 x 30 x 30 wooden

2 upholstered (seat and back) kitchen chairs Bedside table white 26 x 16 with glass top 1 under counter refrigerator

1 single cup Keurig 1 12” microwave Ice bucket

Glasses (juice, water stemless wine) Dishes Tea kettle Toaster

Flatware misc.

1 fire extinguisher Cutting board

2 pots – small and med with covers, frying pan

2 spreads, 2 blankets, 2 bedskirts, 2 mattress covers, 2 bedpads (single size) Table lamp Charging station 2waste baskets 2 valances

2 hand towels, 3 bath towels, 2 washcloths, 4 flat twin sheets, 2 fitted twin sheets, shower curtain, bath mat

Rooms 2, 3, 4, 5, 6, 7, 8, 9

Same as above except King bed and linens (2 flat sheets 1 fitted king sheet, spread, blanket)

Room #10

Queen bed and linen as above 2 night stands 14” x 14” white 5 drawer bureau 20 x 20 x 53h

Wall mounted flat screen tv 38” x 20” 1 picture

Motel rooms 11, 12,19, 21, 26, 27

2 double beds with cherry headboards Cherry night stand 19” x 16” with glass top Cherry table 21” x 40” x 30”h with glass top

6 drawer cherry bureau 18” x 47” with glass top Folding luggage rack Ironing board and iron

4 flat queen sheets, 2 fitted double sheets, 6 pillow cases, 2 double bed pads, 2 double mattress covers, 2 bed skirts

6 pillows

1 Cui single coffee maker with tray 1 microwave 14” x 10” Hair dryer Ice bucket

2 blue vinyl upholstered chairs 1 floor lamp 1 bureau top lamp

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2 pictures over beds 2 wastebaskets

Refrigerator 18” x 16” x 33”

Wall mounted flat screen TV 42” Charging station

Motel rooms 14, 15, 16, 17, 18, 20, 22, 23, 24, 25

King bed

2 flat king sheets, 1 fitted king sheet, king bed pad, king mattress cover, king bed shirt, 5 pillow cases

3 bath towels, two hand towels, two wash clothes, bath mat 2 table lamps 5 pillows

Cherry night stand 19”x16” with glass top Cherry table 21” x 40” x 30”h with glass top 6 drawer cherry bureau 18”x47” with glass t op Folding luggage rack

Ironing board and iron

1 Cui single coffee maker with t ray 1 microwave 14” x 10” hair dryer ice bucket

2 blue vinyl upholstered chairs

1 floor lamp 1 bureau top lamp

2 pictures over the bed 2 wastebaskets 1 refrigerator 18” x 16” x 33”

Wall mounted flat screen TV 42” Charging station

Cottage

Sofa, loveseat, ottoman

2 end tables white 28”h x 14 x 14 Oval coffee table white 34” long 2 table lamps Flat screen tv 50”

Tv stand 42” x 20” x 34”h white with black top 1 9’ x 12” and 1 8’ x 26” rugs

Painting 40” x 36” 2 white bar stools

4 white kitchen wooden chairs Kitchen table 35” x 59” x ?h

Dishes, glassware and flatware for 8 assorted pots and pans with covers Wastebasket Assorted kitchen utensils wall mounted microwave over stove Hotpoint free standing electric stove 14 cu ft ? refrigerator Assorted bowls and baking dishes Knife rack with knives

2 lounge chairs for porch and 18” x 18” plastic table Fire extinguisher

King bed with white wood headboard on a platform 6 drawer ratan bureau 52” x 20 “ 15” x 15” white wood night stand Ironing board and iron

5 pillows]

2 flat king sheets, 1 fitted king sheet, bed pad, mattress cover, bed skirt, king blanket and spread 2 blue throw pillows

1 twin bed with ratan headboard Ratan nightstand 29” x 18”

2 bureau lamps

1 ratan 6 drawer bureau 19” x 53” White wood bunk beds with ladder 1 card table 1 vacuum

1 ratan mirror

1 picture 14” x 14” Hair dryer

2 black and white photos framed in black

3 fitted twin sheets, 6 flat twin sheets, 3 twin blankets, 3 twin spreads, 1 bed skirt, 3 bed pads, 3 mattress covers, 3 blankets. 6 pillowcases

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6 pillows

3 bath towels, 2 hand towels, 2 washcloths, 1 bath mat

Room 131

Under counter refrigerator Microwave Kitchen table and two chairs

5 drawer maple bureau 16” x 40” x 53”h

2 maple nightstands 15” x 28” and 12” x 16”

2 table lamps

1 floor lamp

1 charging station

2 pictures

5 pillows

2 wastebaskets Ironing board and iron

King bed on platform with wooden headboard Hair dryer 3 table top lamps 2 pictures

1 fitted, 2 flat king sheets, 5 pillowcases, king spread, king blanket, mattress cover, mattress, pad, bed shirt, 3 bath towels, 2 hand towels, 2 washcloths, 1 bathmat

Flatscreen tv

Room 130 efficiency

Wooden table and 2 chairs

1 6 drawer chest 30” x 17” x 48”h

1 fire extinguisher Single cup keurig

Flat screened tv 42” wall hung 2 wastebaskets Microwave

King bed on platform with wooden headboard Hair dryer Tea kettle

2 maple night stands 17” x 25”

Undercounter refrigerator

misc. dishes and pots and pans, flatware, glassware charging station 3 table top lamps

Ironing board and iron Luggage rack Fire extinguisher

1 fitted, 2 flat king sheets, mattress cover, mattress pad, king blanket, king spread, bed skirt, 5 pillowcases 5 pillows

Downstairs laundry room

1 large plastic and three small cloth laundry carts Brute plastic trash can

2 commercial gas dryers Huebsch 1 Wascomat washer W184

4’ x 8’ wooden table for folding laundry and laying out sheets 3 tier laundry cart, plastic 30” x 20” x 60”h 1 two tier laundry cart 20” x 32” x 43” H

Automatic soap and bleach dispenser and for machine Wooden hutch for storage 75” x 75” Shelving 64” x 89” for laundry storage

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Downstairs room for help to stay in

1 twin bed on Harvard frame 1 twin bed white wood

GE refrigerator 20 cu ft. 1 20’x20’ electric stove Sharp microwave

Misc. pots, pans, dishes, flatware 3’x3’ kitchen table and two chairs 1 nightstand 1 bure4au 18” x 20” 3 drawers

1 6 drawer bureau 1 flat screen tv

3 drawer bureau

1 air conditioner 1` vacuum cleaner 1 table lamp

Basement garage

23  outside chairs

Assorted gardening tools shovels, rakes etc. 4 ladders various sizes 1 hand truck

32 blue lounge chairs 22 blue chairs 12 glass and metal side tables

1 picnic table

2 gas grills Wheel barrow

1 fiberglass 36” shower stall

1 Toro lawnmower Timecutter 2420 1 luggage transporter 46” York beach rake

2 74” wooden hutch tops with 5 shelves for storage 7 exterior door protectors

23.1   cu ft. refrigerator still in boxes.

3 cupulas for the roof

4 room air conditioners replacements still in boxes 1 replacement Glacier Bay toilet

Center section basement

8 rollaways

3 pack and plays

1 Amana washing machine 1 Amana dryer

Coffee starbucks 3 decaf, 1 reg. for room machines 5 outdoor lamp post light replacements 1 box Kleenex

1 box toilet paper 1 box ciffee lids

1 box 9 oz wrapped paper cups hot 1 box wrapped cold cups 4 hair dryers

3 toasters

1 iron

3 boxes of 10 water glasses for efficiencies 3 tea kettles 3 boxes of lotion

2 boxes of conditioner

1 box shampoo

2 boxes of shower caps 1 box 1.4 oz boxed soap

4 king mattress protectors 2 full mattress protectors 26 scrubbing bubbles 25ozs. 7 windex 32 oz.

2 oxiclean 56 oz.

2 boxes 33 gal. Plastic trash bags

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½ box 10 gal. clear wastepaper basket linersd

¾ case 10-16 gal trash bags

Assorted light bulbs 40, 50, 60 watt 1 shelf assorted plumbing supplies

Far cellar under 11-19

2 flow wrap soap 1 oz.

6 1.5 oz conditioner

3 4/4 1.4 oz boxes soap

7 1.4 oz conditioner

4 1.4 oz shampoo

6 1 oz lotion

1 6’x 6’ shelf multi bins of nuts, bolts, screws, nails 4 x 6 shelf of electrical repair

4.6 shelf of plumbing and tile repair

4x6 shelf bathroom repair and replacement 4x6 shelf of paint 4x6 shelf outside light fixtures

Upstairs laundry room main section

11” x 6’ shelves for linen storage Bath towels 61 Hand towels 50

Wash clothes 66

Bath mats 29

12 flat double sheets 28 king flat sheets

14 fitted doiuble sheets 12 fitted king sheets 5 double bed spreads 5 shower curtains

32 pillow protecters

84 pillow cases

8 drawer counter high containing lotion, shampoo, soap, makeup remover, coffee reg and decaff 1 small refrig

Misc cleaning supplies

Hall closet

8 twin sheets, flat 8 fitted 8 twin bed pads

4 twin blankets, 4 twin spreads

5 double mattress pads

5 double mattress protectors 4 king mattress protectors

2 luggage racks

3 dozen beach towels

Lobby

1 desk chair

1 blue chair Office desk

1 white wood desk and chair

2 desk lamps

1 computer

1 printer

Outside furniture 4 chairs and a coffee table 2 white rocking chairs Ice machine

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1 love seat

2 chairs

1 coffee table

3 floor lamps

1 trash container

Downstairs bedroom used for help

1 bunk bed

1 t win bed

2 5 drawer bureaus

1 9 cu. Ft refrig Microwave 1 toaster oven’ Floor lamp Table and 2 chairs

Misc. pots, pans flatware and dishes

Managers apartment

Kitchen table and 4 chairs 2 door refrig 18 cu ft Magic Chef electric stove 30”

Misc. pots, pans, dishes, glassware, baking dishes Wroght iron porch furniture Gas grill

Diningroom table and 4 chairs, buffet and hutch Tv stand and flat screened t v

1 sectional couch

2 blue chairs Love seat Coffee table King bed,

1 5 drawer and 1 9 drawer bureau,

2 nightstands

Attic

2 dozen 96 x 115 flat sheets

6 dozen pillowcases

3 ½ dozen fitted 54x 75” sheets

Basement garage

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Exhibit B – Property Agreements

B.1                     The following agreements relate solely to the ownership, maintenance, repair, operation, or use of the Property and are assignable to Buyer at Closing. For the avoidance of doubt, no employment agreements, management agreements, customer agreements, reservation agreements, franchise agreements, marketing agreements, or other contracts relating primarily to the operation of Seller’s hospitality business are included in this Exhibit B or assigned to Buyer pursuant to this Agreement.

None. There are no agreements relating solely to the ownership, maintenance, repair, operation, or use of the Property that are assignable to Buyer at Closing, and no contracts are being assigned to Buyer pursuant to this Agreement.

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Exhibit C – Permitted Encumbrances

C.1                    Provisions of an Order of Taking Land in Chatham for improvements for highway purposes recorded on September 9, 1992 in Book 8195, Page 55.

C.2                    Provisions of an Order of Conditions from the Town of Chatham Conservation Commission recorded on February 6, 2026 in Book 37456, Page 194.

C.3                    Provisions of a Special Permit from the Town of Chatham Zoning Board of Appeals recorded on February 9, 2026 in Book 37458, Page 6.

C.4                    Common law rights of fishing, fowling and navigation between the high and low water mark of Chatham Harbor

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RIDER A to Purchase and Sale Agreement

BUYER: Stewards Real Estate, LLC SELLER: John E. Swenson Co., Inc.

PROPERTY: 196 Shore Road Chatham MA (herein the “Property” or “Premises”)

This Rider is incorporated into the Purchase and Sale Agreement to which it is attached and to the degree that it may conflict with any provisions thereof, this Rider shall supersede the same and prevail.

R.1                    BUYER’S attorney or BUYER’S lender’s attorney shall use its best effort to record the appropriate closing documents, at the appropriate Registry of Deeds, on the date of the Closing. The parties understand, however, that depending on the time and location of the Closing, the documents may not be recorded until the following business day. If this occurs, BUYER shall not be considered in default with the terms of this agreement, provided that the deed is recorded no later than the next business day following the Closing date.

R.2                    In the event that the property is damaged to the value of $500,000.00 or more by fire, vandalism, or other casualty prior to Closing, then, in such event, BUYER may elect to terminate this Agreement by written notice to SELLER whereupon this Agreement shall be null and void and all deposits made hereunder shall be forthwith refunded.

R.3                    At Closing the Property shall be broom-swept and clean and free of all Seller’s possessions and debris (except items being conveyed as set forth in this Agreement). All systems, including electrical, plumbing, heating, and all appliances and FF&E, shall be in the same working order and physical condition as they were on May 13, 2026, reasonable wear and tear excepted.

R.4                    Execution of Extensions and Amendments: Mortgage Information: SELLER further authorizes BUYER’s attorney to obtain information on SELLER’s mortgage(s), if any, to freeze, after notice, any home equity lines of credit, and to pay any mortgages at Closing.

R.5                    Condition of Premises: SELLER

R.6                    shall continue to maintain the Property, improvements, FF&E, and appurtenances in substantially the same condition as exists on the date of this Agreement, reasonable wear and tear excepted. Seller shall not defer routine maintenance or repairs and shall continue to maintain the grounds, landscaping, irrigation systems, building systems, and other physical components of the Property in a manner consistent with Seller’s past ownership of the Property.

R.7                    Mechanic’s Liens: SELLER agrees that if any mechanic’s or material liens with respect to work done on the Premises on SELLER’s behalf are recorded after the delivery of the deed, SELLER shall promptly cause said liens to be duly discharged. SELLER agrees to indemnify and hold BUYER harmless from and against any cost, loss, damage, or expenses resulting therefrom, including a reasonable Attorney’s fee, arising out of or relating to any such liens. The provisions of this section shall survive delivery of the deed in accordance with these terms.

R.8                    No Private Well. SELLER hereby represents that the Premises are served by town water and not a private well.

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R.9                    Dates: In the event that any deadline or date for performance or providing notice contained herein (including, without limitation, any contingencies or extensions of the time for performance under this Agreement), falls on a Saturday, Sunday or legal holiday, as the case may be, such deadline or other date shall be automatically extended to the immediately following business day.

R.10                SELLER’s lack of funds to close shall not entitle SELLER to extend pursuant to Section 14.

R.11                The BUYER and SELLER hereby acknowledge that they have been informed that the closing attorney will be asked to provide legal services on behalf of the mortgage lender for the mortgage loan closing, and that the BUYER and SELLER have no objection to and consent to this representation.

R.12                In an effort to combat intervening third parties attempting to mislead in fraudulent transfers of money, the bank attorney will only initiate outgoing wires to the following:

1) parties who are clients of the firm; 2) institutions providing standard wire instructions for payoff of liens; 3) attorney’s IOLTA accounts who are licensed to practice law in the Commonwealth.

Notwithstanding anything contained herein, Seller acknowledges and agrees that the issuance of the net proceeds to Seller at the time of Closing hereunder shall be in the form of a wire transfer to Seller’s counsel’s Attorney IOLTA account.

R.13                The bank attorney will never request funds to be wired via email. Wire fraud is a serious issue, so please be cautious and call the bank attorney’s office immediately if you receive a wire request via email. The name on the bank account will always be the bank attorney’s office, and our wiring instructions will never change. Never under any circumstances, wire funds to any other name and always call the bank attorney’s office to confirm wiring instructions.

. 13. All utility readings (water, sewer, fuel value etc.) shall be conducted by Seller prior to the specified Closing date. Seller shall assist in ensure all readings and adjusted are established before the Closing, and shall be forwarded to the closing attorney as soon as possible. The settlement statement shall reflect payment and adjustments as of the reading date, with the exception of the real estate tax proration, which shall be made as of the Closing date. Notwithstanding the above, the parties may agree to estimate the fuel adjustment as of the Closing date, employing any reasonable method to determine same.

R.14                Title Insurance. Buyer further acknowledges that in the course of our representation of Buyer, it is anticipated than an owner’s policy of title insurance policy will be issued by Buyer’s counsel as an agent for a licensed title insurance company. In this capacity, the authorized issuing agent receives a portion of the one-time insurance premium. The premium amount is calculated based on the Purchase Price. The premium will be shown on the final Settlement Statement/Closing Disclosure at Closing. Buyer may wish to seek the advice of independent counsel as to the purchase of the owner’s title insurance policy.

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NOTICE: THIS IS A LEGAL DOCUMENT THAT CREATES BINDING OBLIGATIONS. IF NOT UNDERSTOOD, CONSULT AN ATTORNEY.

Executed as a sealed instrument day of June 3 , 2026. SELLER – BUYER –

SELLER:	BUYER:
By: /s/ Peter Swenson	By: /s/ Shaun Quin
Name: Peter E. Swenson	Name: Shaun Quin
Title: President	Title: President
Date: 6/5/2026	Date: 6/4/2026

By: /s/ Peter Swenson
Name: Peter E. Swenson
Title: Treasurer
Date: 6/5/2026

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